EXHIBIT 10.2
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                            Enron Capital & Trade Resources Corp.
                                                1400 Smith Street
                                                   P. O. Box 4428
                                       Houston, Texas  77210-4428


                         SWAP AGREEMENT
                            (Collar)


TO:       Inland Resources Inc. ("Counterparty")

DATE:     January 18, 1995

ATTN:     Kyle Miller

CONTRACT NO.:    Enron Capital & Trade Resources Corp. ("ECT")
               Contract No. C01086.0


We are pleased to confirm your offer and enter into the following energy options with your company, which transaction was entered into between our companies pursuant to a telephone conversation between Kyle Miller and Doug Leach. In any future correspondence concerning this transaction, please refer to the above contract number. This Swap Agreement (this "Agreement" or "Confirmation") is a complete and binding agreement between you and us as to the terms and conditions of the transaction to which this Agreement relates. Upon execution by you and us of a Master Swap Agreement, this Agreement will supplement, form a part of, and be subject to, the Master Swap Agreement. Prior to execution by you and us of a Master Swap Agreement, this Agreement and all other swap agreements and option agreements between you and us shall be considered a single agreement to the same extent as if a Master Swap Agreement had been executed.

     1.   TRANSACTION TERMS:

     (a)  CEILING PREMIUM PAYOR: ECT.

     (b)  CEILING PREMIUM PAYEE:  Counterparty.

          (c)  CEILING PREMIUM:  $0.

          (d)  FLOOR PREMIUM PAYOR:  Counterparty.

      (e)  FLOOR PREMIUM PAYEE:  ECT.

      (f)  FLOOR PREMIUM:  $0.

      (g)  FIXED PRICE PAYOR:  ECT.
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     (h)  FLOATING PRICE PAYOR:  Counterparty.

      (i)      CEILING PRICE:   U.S. Dollars $19.00 per Quantity Measurement.

      (j)      FLOOR PRICE:  U.S. Dollars $17.00 per Quantity Measurement.

      (k) FLOATING PRICE: The unweighted average of the daily settlement prices for the prompt month of the NYMEX Light Sweet Crude Oil Futures Contract for each business day of the Determination Period.

      (l)      QUANTITY MEASUREMENT:  Barrels ( 42 U.S. Gallons).

      (m)      QUANTITY PER DETERMINATION PERIOD:  4,000 Barrels

      (n) PAYMENT OF PREMIUM: On January 20, 1995 ("Premium Payment Date"), the Ceiling Premium Payor shall pay to the Ceiling Premium Payee cash in the amount of the Premium, if any, and the Floor Premium Payor shall pay the Floor Premium Payee cash in the amount of the Floor Premium, if any. Any such amount payable shall be subject to Section 3 hereof and shall be paid by wire transfer of immediately available funds to a bank account designated by the relevant payee. Payment shall be made without deduction for taxes based on the representations made in Section 6(viii) and (ix) of this Agreement.

      (o) DETERMINATION PERIOD: Each calendar month beginning with February
     1, 1995 and ending on December 31, 1995. The "Period End Date" shall be the last day of each such calendar month.

      (p) FLOATING AMOUNT: The Floating Amount in respect of a Determination Period shall be the product of (i) the Quantity Per Determination Period and (ii) the Floating Price per Quantity Measurement in respect of such Determination Period.

      (q) CEILING AMOUNT: The Ceiling Amount in respect of a Determination Period shall be the product of (i) the Quantity Per Determination Period and (ii) the Ceiling Price in respect of such Determination Period.

      (r) FLOOR AMOUNT: The Floor Amount in respect of a Determination Period shall be the product of (i) the Quantity Per Determination Period and (ii) the Floor Price in respect of such Determination Period.

2. PAYMENT: If for any Determination Period the Floating Amount is greater than the Ceiling Amount, the Floating Price Payor shall pay to the Fixed Price Payor the amount by which the Floating Amount is greater than the Ceiling Amount. If for any Determination Period the Floating Amount is less than the Floor Amount, the Fixed Price Payor shall pay to the Floating Price Payor the amount by which the Floating Amount is less than the Floor Amount. If for any Determination Period the Floating Amount is not greater than the Ceiling Amount and not less than the Floor Amount, then no payment shall be due under this Agreement with
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     respect to such Determination Period.  Any such amount payable shall be paid by wire transfer of immediately available funds to a bank account designated by the party to whom such payment is owed. Payment shall be made without deduction for taxes based on the representations made in
     Section 6(viii) and (ix) of this Agreement.

3. SETOFF: If the Payment Dates (including any Premium Payment Date) for two or more swap or option agreements between the parties fall on the same day, if each party is required to pay an amount to the other on such Payment Date, then such amounts with respect to each party shall be aggregated, and the parties shall discharge their obligations to pay through offset, in which case the party, if any, owing the greater aggregate amount shall pay to the other the difference between the amounts owed.

4. PAYMENT DATE: Amounts owed pursuant to Section 2 in respect of a Determination Period shall be due and payable on or before 12:00 noon (Central Time) on the fifth Business Day succeeding the day on which the Floating Price is determinable ("Payment Date"). If such amounts are not paid when due, such overdue amounts shall bear interest for each day until paid in full, payable on demand, at the Interest Rate on the basis of the actual number of days elapsed, and on the basis of a year of three hundred sixty (360) days.

5. INTEREST RATE: With respect to a non-defaulting party, the Interest Rate shall be a per annum rate of interest equal to the prime lending rate as may from time to time be published in The Wall Street Journal under "Money Rates"; provided, however, that with respect to a Defaulting Party, the Interest Rate shall be a per annum rate of interest equal to two percent (2%) over such prime lending rate; provided further that the Interest Rate may never exceed the maximum lawful rate.

6.   REPRESENTATIONS:  Each of ECT and Counterparty represents and warrants to the other that: (i) solely with respect to ECT, it is a producer, processor, or commercial user of, or a merchant handling the Commodity which is the subject of this transaction, or the products or by-products thereof; (ii) it is entering into this Agreement in connection with its line of business; (iii) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or other organization action on its part; (iv) this Agreement is its legally valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally;
     (v) it is acting as a principal in this Agreement and is not acting as a broker or agent for another party; (vi) the terms of this transaction have been individually tailored and negotiated; (vii) it constitutes an "eligible swap participant" as such term is defined in Rule 35.1(b)(2)
     of the Commodities Futures Trading Commission, 58 Fed. Reg. 5587, 5594 (January 22, 1993), to be codified in Part 35 of Chapter 1 of Title 17 of the Code of Federal Regulations; (viii) it is a United States person (as such term is defined in Section 7701 of the Internal Revenue Code);
     (ix) during the term hereof, it will not be doing business in any jurisdiction that imposes any withholding tax or similar levy on any
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     payment made or received by it under this Agreement; and (x) it has made or will make all decisions regarding the Transaction entered into hereunder without relying on any advice, recommendations or information provided to it by the other party; all such decisions are the result of arm's-length negotiations between the parties; and it has entered into the Transaction with full understanding of all the risks thereof and is capable of assuming and willing to assume such risks.

7.   EVENT OF DEFAULT:  Shall mean with respect to a party (the "Defaulting
     Party"):

     (a) the failure by the Defaulting Party to make, when due, any payment required under this Agreement if such failure is not remedied on or before two (2) Business Days after notice of such failure is given to the Defaulting Party; or
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     (b)  any representation or warranty made by the Defaulting Party in this Agreement shall prove to have been false or misleading in any material respect when made or deemed to be repeated; or

     (c) the breach by the Defaulting Party of any other covenant or agreement set forth in this Agreement (other than the obligation to make payment) and such failure is not cured within 10 days after notice thereof to the Defaulting Party; or

     (d) the occurrence of a bankruptcy, reorganization, moratorium or similar insolvency event with respect to the Defaulting Party (and, if such a proceeding is instituted against the party, it remains undismissed for 30 days); or

     (e) the occurrence of a Material Adverse Change with respect to ECT or Counterparty and the failure of ECT or Counterparty (as the case may be) to establish, maintain or increase the Performance Assurance (as defined in the Confirmation) as required by Annex A and the failure continues for two (2) Business Days after notice from the other party; or

     (f) the Defaulting Party fails to establish, maintain, renew, substitute or increase the Performance Assurance (as defined in the Confirmation) in accordance with the terms and provisions of Annex A and the failure continues for two (2) Business Days after notice from the other party; or

     (g) the failure in the payment when due (whether at maturity, by acceleration, or otherwise) of any obligation in respect of borrowed money, in an aggregate amount in excess of $500,000 with respect to Counterparty, or $25,000,000 with respect to Enron Corp. (such event constituting an Event of Default with respect to ECT), and the failure to remedy the failure within any applicable grace period, or either Counterparty or Enron Corp. fails in the performance of, or there shall occur any other event of default (however defined) under, any agreement in which such obligation is created, evidenced, or secured, if such failure or event of default is not remedied within any applicable grace period and the effect of such failure or event of default is to cause such obligation in such an aggregate amount to become, or to permit the holder(s) of such obligations (or a trustee or agent on behalf of such holder(s)) to declare such obligation, due prior to its expressed maturity; or

     (h) an Event of Default under any other swap or option agreement between the parties hereto or between Counterparty and Joint Energy Development Investments Limited Partnership.

8. MATERIAL ADVERSE CHANGE: shall mean (a) with respect to ECT, Enron Corp. shall have unsecured, long-term senior indebtedness not supported by third party credit enhancement that is rated by the Standard & Poor's Rating Group (a division of McGraw-Hill, Inc.) or its successor ("S&P") below "BBB-"; or (b) with repsect to Counterparty, any of the following shall occur at any time: (i) its Net Worth falls below $2,000,000; or
     (ii) the raio of its Current Assets to Current Liabilities is less than
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     1 to 1.

     "Current Assets" shall mean current assets of Counterparty as would be reflected on a balance sheet of Counterparty prepared in accordance witih GAAP.

     "Current Liabilities" shall mean current liabilities of Counterparty as would be reflected on a balance sheet of Counterparty prepared in accordance with GAAP.

     "Net Worth" shall mean total assets of Counterparty (exclusive of intangible assets and amounts attributable to notes receivable), minus its total liabilities, each as would be reflected on a balance sheet of Counterparty prepared in accordance with GAAP.

9. CREDIT SUPPORT AGREEMENT: Counterparty and ECT shall establish, maintain, renew, substitute and increase Performance Assurance as (and only to the extent) required by Annex A.

10. PERFORMANCE ASSURANCE: Shall mean one or more irrevocable, transferable standby letters of credit (each a "Letter of Credit") from a major U.S. commercial bank or a foreign bank with a U.S. branch office, with such bank having a Credit Rating of at least "A-" from S&P, or "A3" from Moody's Investors Service, Inc. or its successor ("Moody's"), such Letter of Credit being issued in the form of Annex B attached hereto, with only such changes as may be required by the issuing bank and as are acceptable to the party in whose favor the Letter of Credit is issued.

     "Credit Rating" means, with respect to a party or entity on any date of determination, the respective rating then assigned to its unsecured and senior long-term debt or deposit obligations (not supported by third party credit enhancement) by S&P, Moody's or the specified rating agency.

11. FINANCIAL INFORMATION: Upon written request, ECT shall deliver to Counterparty (i) as soon as available and in any event within 120 days after the end of Enron Corp.'s fiscal year a copy of Enron Corp.'s annual reports containing consolidated financial statements for such fiscal year certified by independent certified public accountants and prepared in accordance with generally accepted accounting principles, consistently applied ("GAAP"), (ii) as soon as available and in any event within sixty
     (60) days after the end of each of Enron Corp.'s first three fiscal quarters of each fiscal year, copies of Enron Corp.'s quarterly reports containing unaudited consolidated financial statements for such fiscal quarter prepared in accordance with GAAP, and (iii) such other publicly available financial information as Counterparty may reasonably request.

     Counterparty shall deliver to ECT (i) as soon as available and in any event within 120 days after the end of its fiscal year a copy of its annual report(s) containing consolidated financial statements for such fiscal year certified by independent certified public accountants and prepared in accordance with generally accepted accounting principles, consistently applied ("GAAP"), (ii) as soon as available and in any event within sixty (60) days after the end of each of its first three fiscal
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     quarters of each fiscal year, copies of its quarterly reports containing unaudited consolidated financial statements for such fiscal quarter prepared in accordance with GAAP, and (iii) such other publicly available financial information as ECT may reasonably request. Concurrently with the furnishing of the annual and quarterly financial statements pursuant to this Section 11, Counterparty shall deliver to ECT a Certificate of Compliance substantially in the form set forth in Annex "C".

12. REMEDIES: If an Event of Default shall have occurred and shall be continuing the non-defaulting party may, in its sole discretion, upon two
     (2) Business Days notice to the Defaulting Party designate an early termination date ("Early Termination Date"); provided, if an Event of Default under Section 7(d) shall have occurred and be continuing, the date of occurrence of such Event of Default shall be deemed to be the Early Termination Date. On the Early Termination Date, all obligations under this Agreement with respect to amounts which would have been payable pursuant to Section 2 with respect to all Determination Periods which would have ended after the Early Termination Date shall be terminated, except as provided below.

     If an Early Termination Date has been designated the non-defaulting party shall in good faith calculate its Gains or Losses and Costs under the Agreement resulting from the termination of the parties' obligations with respect to all Payment Dates which would have occurred after the Early Termination Date had the Early Termination Date not occurred. The non-defaulting party shall aggregate the Gains, Losses and Costs so calculated and notify the Defaulting Party of the aggregate amount. If the non-defaulting party's aggregate Losses and Costs exceed its aggregate Gains, the Defaulting Party shall, within five (5) days of receipt of such notice, pay the excess to the non-defaulting party, which amount shall bear interest at the Interest Rate from the Early Termination Date until paid. If the non-defaulting party's aggregate Gains exceed its Losses and Costs, if any, resulting from the Event of Default, the non-defaulting party shall pay the excess to the Defaulting Party on the later of (i) the Payment Date for the next succeeding Determination Period or (ii) the date five (5) days after receipt by the Defaulting Party of the non-defaulting party's notice given above which amount shall bear interest at the Interest Rate from the Early Termination Date until paid. Any notice of any amount due hereunder shall be accompanied by a statement in reasonable detail indicating how the relevant amount was calculated. No party shall be required to pay incidental, consequential or indirect damages to the other party (except to the extent that the payments required to be made pursuant to this Agreement are deemed to be such damages). If and to the extent any payment made pursuant to this Agreement is deemed to constitute liquidated damages, the parties acknowledge and agree that damages are difficult or impossible to determine and that such payment constitutes a reasonable approximation of the amount of such damages, and not a penalty.

As used herein:

     (a) COSTS: Shall mean, with respect to a party, brokerage fees, commissions and other similar transaction costs and expenses reasonably
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     incurred by a party either in terminating any arrangement pursuant to which the party has hedged its obligations hereunder or entering into new arrangements which replace this Agreement.

     (b) GAINS: Shall mean, with respect to a party, an amount equal to the present value of the economic benefit, if any, to the party resulting from the termination of parties' obligations with respect to this Agreement, determined in a commercially reasonable manner and without taking into account Costs.

     (c) LOSSES: Shall mean, with respect to a party, an amount equal to the present value of the economic loss, if any, (exclusive of Costs) to the party resulting from the termination of the parties' obligations with respect to this Agreement, determined in a commercially reasonable manner.

     13. BUSINESS DAY: Shall mean a day on which banks in Houston, Texas or New York, New York are not authorized or required to be closed for business.

     14. TRADING DAY: Shall mean a day on which a Floating Price is determinable.

     15. GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, excluding conflict of laws principles.

     16. EXHIBITS and ANNEXES: All Exhibits and Annexes attached hereto, if any, are deemed to be a part of this Agreement.

     17. ASSIGNMENT: This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party shall have the power to assign or otherwise transfer any of its rights or obligations under this Agreement (whether by security, pledge or otherwise) or any interest in this Agreement without the prior written consent of the other party, and any purported assignment or transfer in violation of this provision shall be void and of no force and effect. Any assignment or purported assignment in violation hereof, even though void, shall constitute a failure to perform a covenant under this Agreement. Notwithstanding the foregoing, each party covenants that if it attempts to assign or otherwise transfer its rights under this Agreement (whether by security, pledge or otherwise) or any interest in this Agreement in violation of this provision, it will obtain from the assignee or transferee a written agreement, for the benefit of the other party to this Agreement, acknowledging and agreeing that such assignment or transfer, shall not impair such other party's rights under this Agreement, including its right of setoff under Section 3 or otherwise.

     18.  (a)  ADDRESS FOR NOTICES TO ECT:

                    Enron Capital & Trade Resources Corp.
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                    P. O. Box 4428
                    Houston, Texas  77210-4428
                    Attn:  Director, Documentation Department
               Telephone:  (713) 853-3300
                    Fax No.:  (713) 646-4816

     A copy of any notice sent to ECT pursuant to Section 7, 12 or Annex A must also be sent to the above address to: (i) Enron Capital & Trade Resources Corp., Attention: Corporate Secretary, Fax No. (713) 853-2534, and (ii) Attention: Assistant General Counsel, Trading Group, Fax No. (713) 646-4818.

(b)    ADDRESS FOR NOTICES TO COUNTERPARTY:

                    Inland Resources Inc.
                    475 17th Street, Suite 1500
                    Denver, CO  80202
                    Attn:  Kyle Miller
                    Telephone: (303) 292-0900
                    Fax No.: (303) 296-4070

We are pleased to have concluded this transaction with you. Please provide your confirmation that the foregoing accurately reflects our transaction by signing in the space below and delivering a duly executed counterpart hereof (which delivery shall be deemed to have been made upon hand delivery thereof at our principal offices in Houston, Texas or upon our receipt of a facsimile transmission of a copy thereof to our facsimile number). Your response should reflect the appropriate person within your organization who has the authority to enter into this transaction and should be received by ECT no later than 5:00 p.m. Central Time on the fifth Business Day following the date first written above. You agree to deliver to ECT, in the manner set forth above, a duly executed counterpart hereof (or to notify us of any bona fide error that would require revision in order to accurately reflect our agreement on the transaction) by such time. If ECT has not been notified of a bona fide error or received a fully executed confirmation by such time in the manner set forth above, this Agreement shall be deemed binding on Counterparty and ECT as sent.

                                   Yours very truly,

                                   ENRON CAPITAL & TRADE
                                   RESOURCES CORP.

                                   By:
                                   Agent and Attorney-in-Fact
                                   Name:  Enron Capital & Trade Resources
                                   Corp.
                                   Title:

CONFIRMED AS OF
____ day of _________, 199___.

INLAND RESOURCES INC.

By:
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Name: Kyle R. Miller
Title: President & CEO
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                            ANNEX A
               COLLATERAL AND EXPOSURE PROVISIONS

  This Annex A supplements, forms part of, and is incorporated into the Confirmation to which it is attached. Capitalized terms not defined in the Confirmation (including all Annexes) and used in this Annex shall have the meanings given to them herein.

  1.   Certain Definitions.  As used herein:

     (a) "Exposure" for a Swap shall mean (1) if a payment amount under the Confirmation (or a payment amount under any other Swap) has been determined and is due but not yet paid, the amount of such payment, with the party (the "Exposed Party") due and owed such amount having Exposure to the other party (the "Non-Exposed Party") in such amount; and (2) the Current Value of the Swap, with the party that would be due and owed such amount from the other party having Exposure to the other party in such amount. All calculations of Exposure shall be done by ECT in a commercially reasonable manner.

          To the extent that a Swap is covered in part by clause (1) and (2), such Swap shall be treated as separate Swaps for purposes of these calculations, to the extent covered by each such clause.

     (b) "Exposure Threshold" shall mean, with respect to Counterparty, $100,000, and with respect to ECT, $25,000,000; provided, however, that the Exposure Threshold for a party shall be zero upon the occurrence and during the continuance of a Material Adverse Change or an Event of Default (or an event which, with the giving of notice or the lapse of time or both would constitute an Event of Default) with respect to such party. The Exposure Threshold assigned to a party shall be the threshold applied to such party for all Swaps.

      (c) The "Current Value" of a Swap at any time shall mean the amount, as calculated by ECT in a reasonably commercial manner, which a party would pay to or receive from a third party in an arm's-length swap, as consideration for entering into a new swap at that time in which such party holds the same position as in the outstanding Swap, assuming that the term of such Swap encompasses only incomplete Determination Periods and that such swap is in all other respect identical to the outstanding Swap.

     (d) "Exposure Amount" for each party shall be calculated for all Swaps by calculating each party's Exposure to the other party in respect of all Swaps. The party having the greater Exposure Amount at any time (the "Exposed Party") shall be deemed to have a "Net Exposure" to the other party (the "Non-Exposed Party") equal to the difference between its Exposure Amount and the other party's Exposure Amount.

     (e) The "Collateral Requirement" for a Non-Exposed Party shall mean the excess, if any, of (i) the Exposed Party's Net Exposure over (ii) the Non-Exposed Party's Exposure Threshold plus the remaining, undrawn portion of any outstanding Letters of Credit
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          maintained by Non-Exposed Party for the benefit of Exposed Party in connection with the Swap Agreement.

     (f) "Letter of Credit" shall mean an irrevocable, transferable standby letter of credit issued by a major U.S. commercial bank or a foreign bank with a U.S. branch office, with such bank having a Credit Rating of at least "A-" from S&P" or "A3" from Moody's, and such Letter of Credit being in the form of Annex B attached hereto, with only such changes as may be required by the issuing bank and as are acceptable to the Non-Exposed Party.

     (g) "Swaps" shall mean (i) any outstanding swap or option agreement entered into between Counterparty and ECT prior to, on or after the date hereof, other than the Confirmation to which this Annex is attached, and (ii) the swap or option under the Confirmation. "Swap" shall mean any of the Swaps.

     (h) Defined terms used but not defined herein shall have the meanings given such terms in the Confirmation to which this Annex is attached.

     2. Letters of Credit. Performance Assurance in the form of a Letter of Credit shall be subject to the following provisions:

      (a) On any Business Day, the Exposed Party may demand in writing that the Non-Exposed Party (1) establish and maintain (subject to increase as provided below) a Letter of Credit for the benefit of the Exposed Party equal to the Non-Exposed Party's Collateral Requirement, rounded up to the next higher integral multiple of $10,000 as to Counterparty, and $1,000,000 as to ECT, or (2) increase the principal amount of any outstanding Letter of Credit so that after such increase the Collateral Requirement has been fully satisfied. Within three (3) Business Days after receipt of such demand, the Non-Exposed Party shall either establish such Letter of Credit or increase any outstanding Letter of Credit. The
         Non-Exposed Party shall increase the amount of the Letter of Credit or establish additional Letters of Credit if the Collateral Requirement increases and the Exposed Party demands such increased or additional Letter of Credit in the manner provided above.

     (b) Unless otherwise agreed in writing by the parties, a Letter of
          Credit shall be provided in accordance with this Annex, and the Letter of Credit shall be maintained for the benefit of the Exposed Party. The Non-Exposed Party shall (i) renew or cause the renewal of each outstanding Letter of Credit on a timely basis as provided in the relevant Letter of Credit, and (ii) if the bank that issued an outstanding Letter of Credit has indicated its intent not to renew such Letter of Credit, then the Non-Exposed Party shall provide a substitute Letter of Credit at least twenty (20) Business
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          Days prior to the expiration of the outstanding Letter of Credit.
          Furthermore, if a bank issuing a Letter of Credit shall fail to honor the Exposed Party's properly documented request to draw on an outstanding Letter of Credit, then the Non-Exposed Party shall provide for the benefit of the Exposed Party a substitute Letter of Credit that is issued by a bank, other than the bank failing to honor the outstanding Letter of Credit, within two (2) Business Days after such refusal.

     (c) When providing Performance Assurance, the Non-Exposed Party may increase the amount of an outstanding Letter of Credit or establish one or more additional Letters of Credit.

     (d) (i) A Letter of Credit shall provide that the Exposed Party may draw upon the Letter of Credit in an amount that is equal to all amounts that are due and owing from the Non-Exposed Party but have not been paid to the Exposed Party within the time allowed for such payments under the relevant swap agreement (including any related notice or grace period or both). A Letter of Credit shall provide that a drawing may be made on the Letter of Credit upon submission to the bank issuing the Letter of Credit of one or more certificates specifying the amounts due and owed to the Exposed Party in accordance with the specific requirements of the Letter of Credit. The Non-Exposed Party shall remain liable for any amount due and owing to the Exposed Party and remaining unpaid after the application of the amounts so drawn by the Exposed Party.

          (ii) If the Non-Exposed Party shall fail to establish, renew, substitute, or sufficiently increase the amount of (as the case may be) one or more Letters of Credit, then the Exposed Party may draw on the entire, undrawn portion of any outstanding Letter of Credit upon submission to the bank issuing such Letter of Credit of one or more certificates specifying the amounts due and owed to the Exposed Party in accordance with the specific requirements of the Letter of Credit. The Non-Exposed Party shall remain liable for any amounts due and owing to the Exposed Party and remaining unpaid after the application of the amounts so drawn by the Exposed Party.

     (e) Upon or at any time after the occurrence or deemed occurrence of an Event of Default with respect to the Non-Exposed Party or Early Termination Date as a result of an Event of Default and the failure of the Non-Exposed Party to make all payments due and owing to the Exposed Party in accordance with the terms of the relevant swap or option agreement (including any related grace or notice period or both), the Exposed Party may draw on any outstanding Letter of Credit in an amount equal to such amounts owed to it. The Non-Exposed Party shall remain liable for any amounts owed to the Exposed Party and remaining unpaid after the application of the amounts so drawn by the Exposed Party.

     (f) The Non-Exposed Party may substitute a Letter of Credit for one or more other outstanding Letter(s) of Credit issued for the benefit of the Exposed Party, provided that the amount of such substitute Letter of Credit shall be at least equal to that of the Letter(s) of Credit being replaced (determined in good faith and in a commercially reasonable manner by the Exposed Party), and provided further that no Letter of Credit shall be canceled unless and until the Letter of Credit to be substituted therefor shall have been validly executed and issued for the benefit of the Exposed Party in
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          accordance with applicable law.

     (g) In all cases, the costs and expenses (including but not limited to the reasonable costs, expenses, and attorneys' fees of the Exposed Party) of establishing, renewing, substituting, canceling, and increasing the amount of (as the case may be) one or more Letters of Credit shall be borne by the Non-Exposed Party.

     3.   Additional Representation.    Each party continuously represents
          and warrants to the other party that on each occasion that it, as the Non-Exposed Party, causes the issuance, renewal, substitution, or increase (as the case may be) of a Letter of Credit, such Letter of Credit will be the legal, valid, and binding obligation of the issuer thereof, enforceable in accordance with its terms.
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                              ANNEX B

      IRREVOCABLE TRANSFERABLE STANDBY LETTER OF CREDIT FORMAT
          AMOUNT: UP TO THE MAXIMUM AMOUNT OF UNITED STATES
                       $___________________
             DATE OF ISSUANCE:  _____________________



________________________
________________________
________________________

     Re:  Credit No. _________________

Gentlemen:

     We hereby establish our Irrevocable Transferable Standby Letter of Credit in your for the account of ________________________ (the "Account Party"), for the aggregate amount not exceeding ____________________ United States Dollars ($_______________), available to you on or before the expiration hereof against presentation to us of the Drawing Documents (as defined herein):

     A sight draft, in the form attached hereto as Annex B-1, presented by you during business hours on any business day at [list office(s), branch(es), other location(s)] with notation that the same is drawn under this Letter of Credit, identifying the same by number, and accompanied by any one or more of the following additional documents (collectively, the "Drawing Documents"):

(a) a completed certificate, in the form attached hereto as Annex B-2, signed by a person purporting to be an officer or authorized agent of you or your transferee and dated the date of presentation; or

(b) a completed certificate, in the form attached hereto as Annex B-3, signed by a person purporting to be an officer or authorized agent of you or your transferee and dated the date of presentation.

     The amount which may be drawn by you under this Letter of Credit shall be automatically reduced by the amount of any drawing hereunder. Any number of partial drawings are permitted from time to time hereunder.

     This Letter of Credit shall expire ___________________ (_____) days from
43
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the date of issuance, but shall automatically extend without amendment for additional ______________________ (_______)-day periods from such expiration date and from subsequent expiration dates, if you, as beneficiary, and the Account Party have not received due notice of our intention not to renew ninety (90) days prior to any such expiration date.

        We hereby engage with you that documents drawn under and in compliance with the terms of this Letter of Credit shall be duly honored upon presentation as specified.

        This Letter of Credit does not incorporate, and shall not be deemed modified, amended, or amplified by reference to, any document, instrument or agreement (a) that is referred to herein (except for the UCP, as defined below), or (b) in which this Letter of Credit is referred to or to which this Letter of Credit relates.

        This Letter of Credit is transferable at our counters in [New York] only to the parent company or an affiliate of ______________________.
Transfer of this Letter of Credit shall be effected by the presentation to us of this Letter of Credit accompanied by [Bank's] specific transfer application in the form attached hereto as Annex B-4.

     This Letter of Credit shall be governed by the Uniform Customs and Practices for Documentary Credits, 1993 Revision, International Chamber of Commerce Publication No. 500 (the "UCP"), except to the extent that the terms hereof are inconsistent with the provisions of the UCP, including but not limited to Articles 13(b) and 17 of the UCP, in which case the terms of this Letter of Credit shall govern.

        In the event of an Act of God, riot, civil commotion, insurrection, war, strike, lockout or any other cause beyond our control that interrupts our business (collectively, an "Interruption Event"), our obligations under this Letter of Credit will merely be suspended until such time as the Interruption Event has ended, regardless of whether this Letter of Credit would have expired (in accordance with the fifth preceding paragraph of this Letter of Credit or otherwise) during the continuance of such Interruption Event. If an Interruption Event occurs which suspends our obligations to you under this Letter of Credit and this Letter of Credit would have expired (in accordance with the fifth preceding paragraph of this Letter of Credit or otherwise) during the continuance of such Interruption Event, then our obligations to you under this Letter of Credit shall continue until the earlier of (i) the termination of all outstanding transactions entered into pursuant to the Swap
Agreement, dated as of [       ], by and between you and the Account Party and
the payment in full to you of all amounts that the Account Party owes, or will owe, to you in respect of such transactions, or (ii) the passing of a number of days, after the cessation of such Interruption Event, equal to the number of days that such Interruption Event existed. In addition, we will make a good-faith effort to perform our obligations hereunder during the continuance of an Interruption Event.

        This Letter of Credit may not be amended, changed or modified without the express written consent of you or your transferee (as beneficiary), us and the Account Party.

        Notices concerning this Letter of Credit may be sent to a party by courier, certified mail, registered mail, telegram, telex, facsimile, or similar communications facility, to its respective address set forth below or such other address as may hereafter be furnished by such party to the other parties by like notice. All such notices and communications shall be effective when actually received by the intended recipient party.

        If to the beneficiary of this Letter of Credit or its transferee:

       [Name]
       [Address]
44
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       [City, State  Zip Code]
       Telex No.:                       Answerback:

       If to the Account Party:

       [Name]
       [Address]
       [City, State  Zip Code]
       Telex No.:                       Answerback:
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
       If to [Bank]:

       [Name]
       [Address]
       [City, State  Zip Code]
       Telex No.:                       Answerback:


                                [BANK]


                                By:
                                Name:
                                Title:
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
                              ANNEX B-1
                           To That Certain
                  Irrevocable Transferable Standby
                       Letter of Credit Format




         [Attach a sample sight draft acceptable to the bank
                    issuing the Letter of Credit]



                              ANNEX B-2
                           To That Certain
                  Irrevocable Transferable Standby
                       Letter of Credit Format

                             CERTIFICATE

     The undersigned hereby certifies to [BANK] ("Bank"), with reference to Irrevocable Transferable Standby Letter of Credit No. ________________ issued by Bank in favor of _________________________________ (together with its parent company or any affiliate as transferee under the Letter of Credit, called "Beneficiary"), that because Bank has notified Beneficiary that Bank does not intend to renew the Letter of Credit, and __________________ has not provided a substitute Letter of Credit or alternate security in accordance with the terms and provisions (including any applicable notice or grace period or both) of the Swap Agreement dated as of _______________, 19___, between Enron Capital & Trade Resources Corp. or its nominee affiliate and Inland Resources Inc., as the same may have been amended, Beneficiary is drawing upon the Letter of Credit in an amount equal to the remaining undrawn portion of the Letter of Credit as of the date of this Certificate.


Name of Beneficiary:
By:
Name:
Title:

                    , 19
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
                           ANNEX B-3
                        To That Certain
                Irrevocable Transferable Standby
                    Letter of Credit Format

                          CERTIFICATE

     The undersigned hereby certifies to [BANK] ("Bank"), with reference to Irrevocable Transferable Standby Letter of Credit No. ______________ issued by Bank in favor of __________________________________, (together with its parent company or any affiliate as transferee under the Letter of Credit, called "Beneficiary"), that the Account Party has failed to pay Beneficiary in accordance with the terms and provisions (including any applicable notice or grace period or both) of the Swap Agreement dated as of ________________, 199___(the "Contract") between Inland Resources Inc. and Enron Capital & Trade Resources Corp. or its nominee affiliate, and thus Beneficiary is drawing upon
the Letter of Credit in an amount equal to $           .

                 Name of Beneficiary:
By:
Name:
Title:


_____________________, 199___


                           ANNEX B-4

                        To That Certain
                Irrevocable Transferable Standby
                    Letter of Credit Format




 [Attach a copy of the specific transfer application acceptable to the bank issuing the Letter of Credit]
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
                            ANNEX C
                 FORM OF COMPLIANCE CERTIFICATE

                   ___________________, 199__

Enron Capital & Trade Resources Corp.
Attn:  ECT Credit Department
1400 Smith Street
Houston, Texas 77002

     Re:       Swap Agreement dated _________________, 1995 (the "Agreement") by and between Enron Capital & Trade Resources
            Corp. ("ECT") and Inland Resources Inc.
            ("Counterparty")
            Gentlemen:

  Pursuant to applicable requirements of the Agreement, the Counterparty, ____________ by and through the undersigned, hereby certifies to you the following information as true and correct as of the date hereof or for the period indicated, as the case may be:

  The compliance, as of the close of business on __________________, with the financial covenants contained in the Agreement is evidenced by the following:

       Counterparty

       (a)  Minimum Net Worth:

          Required                      Actual

          Not less than $2,000,000      $_______________

       (b)  Ratio of Current Assets to Current Liabilities:

          Required                      Actual

          Not less than 1 to 1          __ to __

       (c) There has occurred no Material Adverse Change (as defined in the Agreement) with respect to Counterparty since the date of the financial statements enclosed or the most recent financial statements previously submitted to ECT, as the case may be. As of the date hereof, no Event of Default (or event which, with the giving of notice or the passage of time or both would be an Event of Default) has occurred and is continuing with respect to Counterparty.

       (d) Counterparty hereby delivers to ECT with this certificate the following reports required by Section 11 of the Agreement, including:

[CHECK AS APPLICABLE]

     __________________ quarterly unaudited financial statements of Counterparty as required by Section 11 of the Agreement, which the undersigned
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
officer certifies as being true and correct and prepared in accordance with GAAP consistently applied, subject to changes resulting from year-end audit adjustments.

     ___________________ annual audited financial statements of Counterparty as required by Section 11 of the Agreement, which the undersigned officer certifies as being true and correct and prepared in accordance with GAAP.


INLAND RESOURCES INC.

By:
Title:
Name:
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